Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER SALES UP 14 PERCENT;

EARNINGS PER SHARE OF $0.27

Fiscal 2002 Sales Increased 4 Percent to $14.5 Billion;

Company Reports Annual Earnings Per Share of $0.54

SAN FRANCISCO — February 27, 2003 — Gap Inc. (NYSE:GPS) today reported sales and earnings for the fourth quarter and fiscal year 2002, ending February 1, 2003.

Fourth Quarter Results

Net sales for the fourth quarter increased 14 percent to $4.7 billion, compared with $4.1 billion for the fourth quarter last year. Comparable store sales increased 8 percent, compared with a decrease of 16 percent during the fourth quarter of the prior year.

The company reported net income of $249 million, or $0.27 per diluted share, for the fourth quarter, compared with a net loss of $34 million, or $0.04 loss per diluted share, in the prior year. In addition to improved business performance, these results reflect a reduction in the company’s effective tax rate and included a $40 million after-tax charge for estimated sublease reserves, which were taken for excess office space that the company intends to sublease.

Fiscal 2002 Results

Net sales of $14.5 billion for the 52 weeks ended February 1, 2003, increased 4 percent, compared with net sales of $13.8 billion for same period ended February 2, 2002. The company’s comparable store sales for the year decreased 3 percent, compared with a decrease of 13 percent in the prior year.

For the year, the company reported net income of $477 million, or $0.54 per diluted share, compared with a net loss of $8 million, or $0.01 loss per diluted share, last year. In addition to improved business performance, these results reflect a reduction in the company’s effective tax rate and included an after-tax charge for estimated sublease reserves, which were taken for excess office space that the company intends to sublease.

“We’re pleased with our fourth quarter and year-end results, which reflect the hard work and progress made in our turnaround efforts across all three brands,” said President and CEO Paul Pressler. “Strong margin performance indicates our customers are responding to product improvements. Looking to 2003, we will continue to focus on improving our balance sheet, managing costs and creating sustainable growth strategies for our brands.”

Sales Results By Division

The company’s fourth quarter comparable store sales by division were as follows:

•	Gap U.S.: positive 4 percent, compared with a negative 16 percent last year.
•	Gap International: positive 6 percent, compared with a negative 14 percent last year.
•	Banana Republic: positive 5 percent, compared with a negative 7 percent last year.
•	Old Navy: positive 14 percent, compared with a negative 20 percent last year.

Net sales for the fourth quarter in each division were:

•	Gap U.S.: $1.6 billion, compared with $1.5 billion last year.
•	Gap International: $549 million, compared with $472 million last year.
•	Banana Republic: $610 million, compared with $566 million last year.
•	Old Navy: $1.9 billion, compared with $1.5 billion last year.

For fiscal year 2002, the company’s comparable store sales by division were as follows:

•	Gap U.S.: negative 7 percent, compared with a negative 12 percent last year.
•	Gap International: negative 5 percent, compared with a negative 11 percent last year.
•	Banana Republic: negative 1 percent, compared with a negative 8 percent last year.
•	Old Navy: positive 1 percent, compared with a negative 16 percent last year.

Net sales for 2002 in each division were:

•	Gap U.S.: $5.1 billion, compared with $5.2 billion last year.
•	Gap International: $1.7 billion, compared with $1.6 billion last year.
•	Banana Republic: $1.9 billion, compared with $1.9 billion last year.
•	Old Navy: $5.8 billion, compared with $5.1 billion last year.

February 2003 Outlook

Commenting on February month-to-date sales results, Chief Financial Officer Byron Pollitt said: “Given the sharp drop in consumer confidence and extreme weather conditions on the East Coast, February has been challenging. Month-to-date, however, we are pleased with a high single-digit positive comp performance.

“These results are somewhat short of our beginning of month projections, and while weather was clearly a factor, other reasons for this shortfall are difficult to read. We are still evaluating performance for the month.”

The company will report February sales on March 6, 2003.

Real Estate Growth

Gap Inc. increased net square footage by 2.5 percent in 2002 and ended the quarter with 4,252 concepts, which equates to 3,117 locations.

Gap brand stores are reported based on concept and locations. Any Gap Adult, GapKids, babyGap or GapBody concept that meets a certain square footage threshold has been counted as a store, even when residing within a single physical location that may have other concepts. The following table represents the number of store concepts and the number of locations.

	February 1, 2003			February 2, 2002
	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)
Gap U.S.	2,309	1,460	13.2	2,298	1,494	13.2
Gap International	660	374	3.6	634	364	3.5
Banana Republic	441	441	3.7	441	441	3.6
Old Navy	842	842	16.8	798	798	16.0

Total	4,252	3,117	37.3	4,171	3,097	36.3

2003 Real Estate Outlook

The company announced it anticipates new store openings of about 30-40 locations, or 40-60 concepts, accompanied by store closures, which will likely be somewhat higher than 2002. Overall, the company expects net square footage to decline approximately two percent for the year.

With a store base of more than 3,000 locations and a typical minimum lease term of about five years, Gap Inc. has 400 to 500 lease actions which come up for review each year. The company will use these opportunities over the next few years to optimize the number of stores in its fleet.

Corporate Governance

As part of the company’s commitment to ensuring strong corporate governance practices, Gap Inc. also announced it has launched a new Corporate Governance section on gapinc.com. The section includes comprehensive information on Gap Inc.’s corporate governance guidelines, Board of Directors, board committees, executive leadership team and Code of Business Conduct.

“We are committed to operating under the highest ethical business standards — and that includes communicating openly and consistently with our shareholders,” said Mr. Pressler. “In 2002, we further enhanced our board composition and practices, with emphasis on independence and corporate governance leadership. We will continue to evolve and adopt appropriate corporate governance best practices.”

Webcast and Conference Call Information

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for International callers. The webcast is located on the Conference Calls & Webcast page in the Financials & Media section of gapinc.com.

Forward-Looking Statements

The information made available on this press release, conference call and webcast contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Evan Price (650) 874-2021	Stacy MacLean (415) 427-2577

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	February 1, 2003	February 2, 2002
ASSETS

Current Assets
Cash and equivalents	$3,388,514	$1,035,749
Merchandise inventory	2,047,879	1,768,613
Prepaid expenses and other	303,332	331,685

Total Current Assets	5,739,725	3,136,047

Property and equipment, net	3,776,843	4,161,290
Lease rights and other assets	385,436	385,486

Total Assets	$9,902,004	$7,682,823

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Notes payable	$—	$41,889
Current maturities of long-term debt	499,979	—
Accounts payable	1,159,301	1,196,614
Accrued expenses and other current liabilities	874,129	792,869
Income taxes payable	193,165	82,108

Total Current Liabilities	2,726,574	2,113,480

Long-Term Liabilities
Long-term debt	2,895,794	1,961,397
Deferred lease credits and other liabilities	621,424	598,365

Total Long-Term Liabilities	3,517,218	2,559,762

Shareholders’ Equity	3,658,212	3,009,581

Total Liabilities and Shareholders' Equity	$9,902,004	$7,682,823

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended				Fifty-two Weeks Ended
($ in thousands except share and per share amounts)	February 1, 2003	% to Sales	February 2, 2002	% to Sales	February 1, 2003	% to Sales	February 2, 2002	% to Sales
Net sales	$4,650,604	100.0%	$4,089,625	100.0%	$14,454,709	100.0%	$13,847,873	100.0%

Costs and expenses
Cost of goods sold and occupancy expenses	3,022,675	65.0	3,063,036	74.9	9,541,558	66.0	9,704,389	70.1
Operating expenses	1,202,632	25.9	1,065,902	26.1	3,900,522	27.0	3,805,968	27.5
Interest expense	66,043	1.4	32,541	0.8	248,599	1.7	109,190	0.8
Interest income	(10,059)	(0.2)	(4,879)	(0.1)	(36,845)	(0.3)	(13,315)	(0.1)

Earnings before income taxes	369,313	7.9	(66,975)	(1.6)	800,875	5.5	241,641	1.7
Income taxes	120,584	2.6	(32,817)	(0.8)	323,418	2.2	249,405	1.8

Net earnings (loss)	$248,729	5.3%	$(34,158)	(0.8)%	$477,457	3.3%	$(7,764)	(0.1)%

Weighted-average number of shares—basic	886,702,147		864,601,634		875,545,551		860,255,419
Weighted-average number of shares—diluted (a)	976,810,476		864,601,634		881,477,888		860,255,419

Earnings (loss) per share—basic	$0.28		$(0.04)		$0.55		$(0.01)
Earnings (loss) per share—diluted	$0.27		$(0.04)		$0.54		$(0.01)

(a)

Diluted losses per share for the thirteen weeks and fifty-two weeks ended February 2, 2002, are computed using the basic weighted-average number of shares outstanding and exclude 7,720,992 and 13,395,045 dilutive shares, respectively, as their effects are antidilutive when applied to losses.

Number of store concepts open at end of period					4,252		4,171

Number of store locations open at end of period					3,117		3,097

Total square footage at end of period					37,251,520		36,333,392

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)	52 Weeks Ended February 1, 2003	52 Weeks Ended February 2, 2002
Cash Flows from Operating Activities:
Net earnings (loss)	$477,457	$(7,764)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	780,876	810,486
Tax benefit from exercise of stock options and vesting of restricted stock	44,219	58,444
Deferred income taxes	6,090	(28,512)
Loss on disposal	117,256	56,947
Changes in operating assets and liabilities:
Merchandise inventory	(258,222)	121,570
Prepaid expenses and other	32,802	(13,303)
Accounts payable	(46,669)	133,702
Accrued expenses and other	28,073	111,138
Income taxes payable	107,660	64,362
Deferred lease credits and other long-term liabilities	(51,186)	27,745

Net cash provided by operating activities	1,238,356	1,334,815

Cash Flows from Investing Activities:
Purchase of property and equipment	(303,284)	(957,054)
Proceeds from sale of property & equipment	8,513	—
Acquisition of lease rights and other assets	3,416	(10,549)

Net cash used for investing activities	(291,355)	(967,603)

Cash Flows from Financing Activities:
Net increase (decrease) in notes payable	(41,942)	(734,927)
Proceeds from issuance of long-term debt	1,345,500	1,194,265
Payments of long-term debt	—	(250,000)
Issuance of common stock	153,272	139,105
Net purchase of treasury stock	—	(785)
Cash dividends paid	(78,352)	(76,373)

Net cash provided by financing activities	1,378,478	271,285

Effect of exchange rate fluctuations on cash	27,286	(11,542)

Net increase in cash and equivalents	2,352,765	626,955
Cash and equivalents at beginning of year	1,035,749	408,794

Cash and equivalents at end of year	$3,388,514	$1,035,749